Exhibit 2.1

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT is executed on September 23, 2025 by and among ESSA Pharma Inc. (“ESSA”), XenoTherapeutics, Inc. (the “Parent”), Xeno Acquisition Corp. (the “Purchaser”), and, solely for purposes of Section 10.16 of the Agreement (as defined below), XOMA Royalty Corporation (“XRC”).

WHEREAS:

A.	ESSA, the Parent, the Purchaser and, solely for purposes of Section 10.16 thereof, XRC entered into a Business Combination Agreement, dated July 13, 2025 (the “Agreement”), whereby the Purchaser agreed to acquire all of the issued and outstanding common shares of ESSA pursuant to a statutory plan of arrangement under the Business Corporations Act (British Columbia).

B.	The Parties hereto have agreed to amend the Agreement, as provided in this Amendment Agreement (the “Amendment Agreement”).

NOW THEREFORE in consideration of the premises and mutual covenants set forth herein, and for other valuable consideration, the Parties hereto have agreed as follows:

1.	Definitions

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

2.	Effective Date

The amendments to the Agreement contained in this Amendment Agreement shall take effect on and as of the date hereof.

3.	Amendments to the Agreement

The Agreement is hereby amended as follows:

(a)	By amending and replacing the defined term “Contingent Reserve” found at Section 1.1(oo) of the Agreement as follows:

““Contingent Reserve” means $7,450,000;”.

(b)	By amending and replacing the defined term “Target Closing Net Cash” found at Section 1.1(ooooo) of the Agreement as follows:

““Target Closing Net Cash” means $85,250,000, minus the aggregate amount of the Distribution;”.

(c)	By removing Subsection 2.4(a)(i) in its entirety and replacing it with the following:

“(i) in the case of the adjournments announced on September 10, 2025 and to be announced on September 24, 2025, any subsequent adjournment agreed by each of the Parties, or as required for quorum purposes; or”.

(d)	By adding to the end of Subsection 2.9(a), a new sentence as follows:

“Notwithstanding anything in this Agreement, on or prior to September 23, 2025, the Company shall deliver to the Purchaser an updated Closing Cash Schedule, setting forth, in reasonable detail, the Company’s good faith, estimated calculation of the Closing Cash Calculation, which, subject to Sections 2.9(b) to (e), shall be deemed to have been finally determined for purposes of this Agreement and shall represent the Closing Net Cash as of the Cash Determination Time for purposes of this Agreement.”

(e)	By deleting Schedule “G” in its entirety and replacing it with the form of CVR Agreement attached hereto as Exhibit A.

4.	General

(a)	From and after the date hereof, any reference to “this Agreement” in the Agreement and any reference to the Agreement in any other agreement, document or instrument shall mean the Agreement as amended by this Amendment Agreement.

(b)	Except as otherwise amended by this Amendment Agreement, the provisions of the Agreement remain in full force and effect, unamended and such provisions are hereby ratified and confirmed.

(c)	This Amendment Agreement shall be governed by and construed under the laws of the Province of British Columbia and the federal laws of Canada applicable therein (without regard to its laws relating to any conflicts of laws).

(d)	This Amendment Agreement (together with the Agreement and the other documents referred to in Section 10.11 thereof) constitutes the entire agreement between the Parties hereto pertaining to the subject matter of this Amendment Agreement and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no representations, warranties or other agreements between the parties, express or implied, in connection with the subject matter of this Amendment Agreement except as specifically set out in this Amendment Agreement.

(e)	This Amendment Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or in electronic form, and the Parties shall adopt any signatures received electronically as original signatures of ESSA, the Parent, the Purchaser and XRC.

[Signature page follows]

IN WITNESS WHEREOF the parties have executed this amending agreement effective as of the date first written above.

XENOTHERAPEUTICS, INC.

By:
Name:
Title:

XENO ACQUISITION CORP.

By:
Name:
Title:

ESSA PHARMA INC.

By:
Name:
Title:

solely for purposes of Section 10.16 of the Agreement,

XOMA ROYALTY CORPORATION

By:
Name:
Title:

[Signature Page to Amendment Agreement]

EXHIBIT “A”

FORM OF CVR AGREEMENT

(Please see attached)

SCHEDULE G

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2025 (this “Agreement”), is entered into by and between XenoTherapeutics, Inc., a Massachusetts corporation (the “Parent”), XENO Acquisition CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (the “Purchaser”), BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC, a Pennsylvania limited liability company, as Rights Agent (as defined herein), and [●], [●], and [●], each at the request of the Company (as defined herein) and solely for purposes of representing the Holders (the “CVR Committee”).

RECITALS

WHEREAS, Parent, Purchaser, ESSA Pharma Inc., a British Columbia corporation (the “Company”) and, solely for purposes of Section 10.16 thereof, XOMA Royalty Corporation, a Nevada corporation, have entered into a Business Combination Agreement, dated as of July 13, 2025 (the “BCA”), pursuant to which Purchaser will acquire all of the issued and outstanding securities in the capital of the Company by way of a plan of arrangement under the provisions of the Business Corporations Act (British Columbia) (the “Arrangement”);

WHEREAS, pursuant to the BCA, and in accordance with the terms and conditions thereof, Purchaser shall deliver to holders of outstanding Common Shares, Options and Warrants (subject to certain exceptions) certain CVRs (collectively, the “Initial Holders”), pursuant to the terms and subject to the conditions hereinafter described;

WHEREAS, the CVRs are a part of the consideration to be received by the Initial Holders in the Arrangement;

WHEREAS, Parent desires that the Rights Agent act as its agent for the purposes of effecting the distribution of the CVRs to the Initial Holders and performing the other services described in this Agreement;

WHEREAS, the board of directors of the Company has designated the CVR Committee and its members to represent the Initial Holders for purposes of accomplishing the intent and implementing the provisions of this Agreement and facilitating the consummation of the transactions contemplated hereby and performing the other services described in this Agreement; and

WHEREAS, the Initial Holders desire that the CVR Committee act on their behalf and for their benefit for the purposes of accomplishing the intent and implementing the provisions of this Agreement and facilitating the consummation of the transactions contemplated hereby and performing the other services described in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties agree, for the equal and proportionate benefit of all Holders (as defined herein), as follows:

ARTICLE I
DEFINITIONS: CERTAIN RULES OF CONSTRUCTION

Section 1.1         Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the BCA. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than 50% of outstanding CVRs as set forth in the CVR Register.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Assignee” has the meaning set forth in Section 6.3.

“Business Day” means a day, other than a Saturday, Sunday or public holiday (including Nasdaq or New York Stock Exchange holidays), on which clearing banks are open for non-automated commercial business in New York, New York.

“CDS” means the Canadian Depository for Securities, and any successor thereto.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Purchaser on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Purchaser in which Purchaser is not the surviving entity if the stockholders of Purchaser immediately prior to such transaction own less than 50% of the surviving entity’s voting power immediately after the transaction, and (c) any other transaction involving Purchaser in which Purchaser is the surviving or continuing entity but in which the stockholders of Purchaser immediately prior to such transaction own less than 50% of Purchaser’s voting power immediately after the transaction.

“Closing” means the consummation of the Arrangement and the transactions contemplated thereby.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Shares” means the common shares in the capital of the Company.

“Company Litigation” means any proceeding against or involving the Company and its directors and/or officers that is either (a) included in the Disclosure Letter or (b) existing as of the date hereof or arising following the date hereof and 18 months following the Closing Date arising from facts or circumstances existing as of the Effective Time, other than any Potential Contingent Claim Liability and any proceeding initiated by Purchaser or Parent against or involving the Company and its directors and/or officers arising from facts or circumstances known to Purchaser or Parent as of the Effective Time.

“Company Litigation Expenses” means, without duplication of any Potential Contingent Claim Liability Expenses, the CVR Committee Expenses and all damages or losses (including special, punitive or indirect, consequential or incidental loss or damage of any kind as may be determined by a court in a final non-appealable judgment, including but not limited to lost profits), judgments, settlements and reasonable and documented out-of-pocket costs and expenses (including court-ordered interest, court costs and fees and costs of attorneys, accountants and other experts, or other expenses of litigation or other proceedings or of any claim, default or assessment) incurred by Parent or its Affiliates (including the Company following the closing of the Arrangement) related to any Company Litigation or otherwise paid in satisfaction of the Company’s retention obligations under the D&O Tail Policy, excluding, for the avoidance of doubt, all Potential Contingent Claim Liability Expenses.

“CVRs” means the contractual contingent value rights of Holders that are granted by Purchaser to Initial Holders as additional consideration for the securities of the Company pursuant to the terms of the Arrangement and the BCA. Unless otherwise specified herein, for purposes of this Agreement all the CVRs shall be considered as part of and shall act as one class only. For the avoidance of doubt, Purchaser shall only grant CVRs to the Initial Holders, and shall not grant further CVRs to any other Persons at any other time during the pendency of this Agreement, pursuant and subject to the terms hereof.

“CVR Committee Expenses” has the meaning set forth in Section 4.6(d).

“CVR Committee Group” has the meaning set forth in Section 4.6(d).

“CVR Payment Amount” means, for a given Holder, an amount equal to: (a) the CVR Proceeds, multiplied by (b) (i) the total number of CVRs entitled to receive such CVR Proceeds held by such Holder, divided by (ii) the total number of CVRs entitled to receive such CVR Proceeds held by all Holders, each as reflected on the CVR Register as of the close of business on the date prior to the date of payment (rounded down to the nearest whole cent per Holder).

“CVR Payment Date” means (a) with respect to Legacy Liability Proceeds (if any), no later than 30 days following final determination of the Legacy Liability Adjustment, (b) with respect to any Company Litigation Proceeds, no later than 30 days following the later of (i) the final and non-appealable resolution of any Company Litigation or (ii) the date that is 18 months following the Closing Date, and (c) with respect to any Potential Contingent Claim Liability Proceeds, (i) no later than 30 days following the final and non-appealable resolution of any actual Potential Contingent Claim Liability, or (ii) if neither Parent or Purchaser is aware of any Potential Contingent Claim Liability that is reasonably likely to result in any proceeding as of the date that is six months following the Closing Date, the CVR Payment Date shall be no later than 30 days following the date that is six months following the Closing Date; provided further that, in the case of clause (c), if Parent or Purchaser is aware of any actual Potential Contingent Claim Liability or a Potential Contingent Claim Liability that is reasonably likely to result in any proceeding as of the date that is six months following the Closing Date, Purchaser shall provide notice to the CVR Committee promptly following such date setting forth in specific detail the basis for such Potential Contingent Claim Liability and a good faith estimate (if reasonably practicable) of the Potential Contingent Claim Liability Expenses incurred or expected to be incurred.

“CVR Payment Notice” has the meaning set forth in Section 2.4(c).

“CVR Proceeds” means, as applicable: (a) the Legacy Liability Adjustment, if any (any payment of CVR Proceeds that becomes payable in accordance with the criteria set forth in this clause (a), “Legacy Liability Proceeds”), (b) 100% of the Excess Company Litigation Cash, if any (any payment of CVR Proceeds that becomes payable in accordance with the criteria set forth in this clause (b), “Company Litigation Proceeds”) and (c) 100% of the Excess Potential Contingent Claim Liability Cash, if any (any payment of CVR Proceeds that becomes payable in accordance with the criteria set forth in this clause (c), “Potential Contingent Claim Liability Proceeds”) provided that, in the case of clauses (b) and (c), the aggregate CVR Proceeds payable shall, with respect to the first $1,500,000 of Excess Litigation Cash that becomes payable hereunder, be reduced by 50% of such amount (in an amount not to exceed $750,000). For the avoidance of doubt, if Excess Litigation Cash exceeds $1,500,000 in the aggregate, the Litigation Proceeds shall not be reduced by more than $750,000 in the aggregate under subclauses (i) and (ii) herein.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Defendants” has the meaning set forth in Section 4.6(d).

“Disclosure Letter” means the disclosure letter executed by the Company and delivered to the Purchaser in connection with the BCA.

“D&O Tail Policy” means the six-year run-off insurance extension to the Company’s current directors’ and officers’ liabilities insurance policies to be purchased by the Company prior to the Effective Time;

“DTC” means The Depository Trust Company or any successor thereto.

“Effective Time” means the date and time of the effectiveness of the Arrangement.

“Equity Award CVR” means a CVR received by a Holder in respect of Options or Warrants.

“Excess Company Litigation Cash” means an amount equal to $3,800,000, minus Company Litigation Expenses. For the avoidance of doubt, if the Company Litigation Expenses exceed $3,800,000, then there shall be no Company Litigation Proceeds payable hereunder.

“Excess Litigation Cash” means, collectively, the Excess Company Litigation Cash and the Excess Potential Contingent Claim Liability Cash.

“Excess Potential Contingent Claim Liability Cash” means an amount equal to $3,500,000 minus the Potential Contingent Claim Liability Expenses. For the avoidance of doubt, if the Potential Contingent Claim Liability Expenses exceed $3,500,000, then there shall be no Potential Contingent Claim Liability Proceeds payable hereunder.

“Expiration Date” means the latest to occur of (a) the date that is 18 months following the Closing Date and (b) the date of delivery by the Rights Agent to each Holder of all potential CVR Payment Amounts required to be paid under the terms of this Agreement with respect to the CVR Proceeds.

“Final Company Net Cash” means the amount of Closing Net Cash, recalculated by Parent in accordance with the BCA not later than the date that is 60 days following the Closing Date.

“Governmental Entity” any (a) domestic or foreign federal, provincial, territorial, regional, state, municipal or other government, governmental department, quasi-government, administrative, judicial or regulatory authority (including any securities regulatory authorities), agency, minister or ministry, board, body, bureau, commission (including any securities commission), instrumentality court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing; (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court; (c) any stock exchange; or (d) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing entities established to perform a duty or function on its behalf.

“Holder” means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Laws” means, with respect to any Person, property, transaction, event or other matter, any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law or Order relating or applicable to such Person, property, transaction, event or other matter.

“Legacy Expense Amount” means (a) if Final Company Net Cash is greater than Closing Net Cash as of the Effective Time (calculated in accordance with Section 2.9 of the BCA), then $0, and (b) if Final Company Net Cash is less than Closing Net Cash as of the Effective Time, then the absolute value of the amount equal to (I) Final Company Net Cash, minus (II) Closing Net Cash as of the Effective Time.

“Legacy Liability Adjustment” means the amount equal to (a) $150,000, minus (b) Legacy Expense Amount. For the avoidance of doubt, if the Legacy Expense Amount exceeds $150,000, then there shall be no Legacy Liability Proceeds payable hereunder.

“Litigation Proceeds” means, collectively, the Company Litigation Proceeds and the Potential Contingent Claim Liability Proceeds.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent and the CVR Committee.

“Options” means the outstanding options to acquire Common Shares.

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, decrees, stipulations or similar actions taken or entered by or with, or applied by, any Governmental Entity (in each case, whether temporary, preliminary or permanent);

“Permitted CVR Transfer” means: a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC or CDS, as applicable; or (e) as provided in Section 2.7.

“Person” means an individual, general partnership, limited partnership, corporation, company, limited liability company, body corporate, joint venture, unincorporated organization, other form of business organization, trust, trustee, executor, administrator or other legal representative.

“Potential Contingent Claim Liability” means any proceeding against or involving the Company and its directors and/or officers arising from the Company’s public disclosures on August 14, 2025 and August 25, 2025 with respect to the period during which the Common Shares traded with “due bills” on the Nasdaq; provided, that in no case shall the Potential Contingent Claim Liability include any proceeding initiated by Purchaser or Parent against or involving the Company and its directors and/or officers arising from facts or circumstances known to Purchaser or Parent as of the Effective Time.

“Potential Contingent Claim Liability Expenses” means, without duplication of any Company Litigation Expenses, all damages or losses (including special, punitive or indirect, consequential or incidental loss or damage of any kind as may be determined by a court in a final non-appealable judgment, including but not limited to lost profits), judgments, settlements and reasonable and documented out-of-pocket costs and expenses (including court-ordered interest, court costs and fees and costs of attorneys, accountants and other experts, or other expenses of litigation or other proceedings or of any claim, default or assessment) incurred by Parent or its Affiliates (including the Company following the closing of the Arrangement) related to any Potential Contingent Claim Liability or otherwise paid in satisfaction of the Company’s retention obligations under the D&O Tail Policy as a result of any Potential Contingent Claim Liability.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Subsidiary” has the meaning ascribed thereto in Section 1.1 of National Instrument 45-106 – Prospectus Exemptions.

“Taxes” means with respect to any Person, (a) all supranational, national, federal, provincial, state, local or other taxes, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, licence taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, GST/HST, customs duties, anti-dumping and countervailing duties, tariffs, surtaxes, or other taxes of any kind whatsoever imposed or charged by any Governmental Entity and any instalments in respect thereof, interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties, and whether disputed or not, (b) any liability for or with respect to amounts described in clause (a) whether as a result of joint, several, successor or transferee liability, of being a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law relating to income Tax) for any period, or otherwise through operation of Law, or otherwise; and (c) any liability for or with respect to amounts described in clauses (a) or (b) as a result of any contract or arrangement (express or implied), including any tax sharing, tax indemnity, tax receivable, or tax allocation agreement, and “Tax” means any one of such Taxes.

“Tax Returns” means all returns, reports, claims for refund, document, forms, declarations, elections, notices, filings, information returns, and statements in respect of Taxes that are filed, required to be filed or required to be kept on file with any applicable Governmental Entity, including all amendments, schedules, attachments or supplements thereto.

“Warrants” means the outstanding pre-funded common share purchase warrants of the Company.

Section 1.2           Rules of Construction.

(a)         As used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders.

(b)         This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

(c)         As used in this Agreement, the words “include,” “includes,” or “including” will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive.

(d)         When reference is made in this Agreement to an Article or Section, such reference will refer to Articles and Sections of this Agreement, as the case may be, unless otherwise indicated.

(e)         The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)          All references to $ are to U.S. dollars.

ARTICLE II
CONTINGENT VALUE RIGHTS

Section 2.1          CVRs; Authority; Appointment of Rights Agent. The CVRs represent the contractual rights of Holders to receive contingent cash payment of the aggregate CVR Proceeds from Purchaser pursuant to this Agreement. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Rights Agent, Purchaser and the Representative, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. Neither the execution and delivery of this Agreement nor the performance by Parent of its obligations hereunder or the consummation of the transactions contemplated hereby will (i) conflict with, or result in any violation of any provision of the certificate of incorporation, bylaws and other similar organizational documents of Parent, or (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets which violation, in the case of clause (ii), individually or in the aggregate, would reasonably be expected to be material to Parent. No consent, approval, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby. Parent hereby appoints Broadridge Corporate Issuer Solutions, LLC as the Rights Agent to act as rights agent for Parent in accordance with the instructions hereinafter set forth in this Agreement, and Broadridge Corporate Issuer Solutions, LLC hereby accepts such appointment.

Section 2.2          Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted CVR Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3          No Certificate; Registration; Registration of Transfer; Change of Address.

(a)         The CVRs will be issued and distributed by Purchaser to each Holder in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)         The Rights Agent will keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted CVR Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all the Common Shares held by DTC on behalf of the street holders of the Common Shares held by such Holders, one position for CDS & Co. representing all the Common Shares held by CDS on behalf of the street holders of the Common Shares held by such Holders, and positions for Holders for whose CVRs are held in their own name as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.2. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of (i) Common Shares held by DTC by sending one lump payment to DTC and (ii) Common Shares held by CDS by sending one lump payment to CDS. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC and CDS to such street name holders. Upon request of a Holder or the CVR Committee to Parent, Parent will cause the Rights Agent to make available to such Holder or the CVR Committee, as applicable, a list of the other Holders, the number of CVRs held by each Holder, the contact information, including email address, maintained by the Rights Agent with respect to each Holder and such other information relating to this Agreement as may be reasonably requested by the CVR Committee and is information that is typically stored by a rights agent in accordance with general industry practices for similar types of engagements.

(c)         Subject to the restrictions on transferability set forth in Section 2.2 and subject to the Rights Agent’s bona fide procedures to validate the identity of a Holder, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer, in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such Person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and the Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Entity any transfer, stamp, documentary, registration, or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Purchaser and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(d)         A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4          Payment Procedures: Notices.

(a)         Upon the final and non-appealable resolution of any Company Litigation or Potential Contingent Claim Liability, the CVR Committee shall promptly deliver to the Rights Agent (with a copy to Parent) written notice of such resolution.

(b)         On or prior to each CVR Payment Date, Parent shall deliver to the Rights Agent (with a copy to the CVR Committee) (i) written notice indicating that (A) the Holders are entitled to receive one or more payments of CVR Proceeds and (B) a detailed calculation of Company Litigation Expenses, the Potential Contingent Claim Liability Expenses, the Final Company Net Cash and/or the Legacy Liability Adjustment, as applicable, used to calculate such CVR Proceeds with reasonable supporting detail (such notice, a “CVR Payment Notice”), (ii) a letter of instruction setting forth the CVR Proceeds (including each component included in the calculation thereof) and (iii) any letter of instruction reasonably required by the Rights Agent. On or prior to any CVR Payment Date, Parent, on behalf of Purchaser, shall deliver to the Rights Agent the CVR Payment Amounts required by Section 4.2. All payments by Parent, on behalf of Purchaser hereunder shall be made in U.S. dollars. For the avoidance of doubt, Parent shall have no further liability in respect of the relevant CVR Payment Amount upon delivery of such CVR Payment Amount in accordance with this Section 2.4(c) and the satisfaction of each of Parent’s obligations set forth in this Section 2.4(c) and Section 2.5. With respect to cash deposited by Parent with the bank or financial institution designated by the Rights Agent (which shall be Wells Fargo, U.S. Bank or another bank or financial institution of substantially equivalent national reputation and financial standing), the Rights Agent agrees to cause such bank or financial institution to establish and maintain a separate demand deposit account, therefor in the name of the Rights Agent for the benefit of Parent. The Rights Agent will only draw upon cash in such account(s) as required from time to time in order to make payments as required under this Agreement and any applicable tax withholding payments. The Rights Agent shall have no responsibility or liability for any diminution of funds that may result from any deposit or investment made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party, in the absence of fraud, bad faith, gross negligence or willful misconduct by or on behalf of the Rights Agent. The Rights Agent may from time to time receive interest in connection with such deposits. The Rights Agent shall not be obligated to pay such interest to Parent, any Holder or any other party. The Rights Agent is acting as an agent hereunder and is not a debtor of Parent in respect of cash deposited hereunder. For the avoidance of doubt, Parent and the CVR Committee acknowledge that (i) the Rights Agent is not a bank or a trust company, (ii) the Rights Agent is not acting in any sort of capacity as an “escrow” or similar agent hereunder, and (iii) nothing in this Agreement shall be construed as requiring the Rights Agent to perform any services that would require registration with any governmental authority as a bank or a trust company.

(c)         The Rights Agent will promptly, and in any event within 10 Business Days after receipt of the CVR Payment Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the CVR Payment Notice (at Parent’s sole cost and expense, without limitation to Parent’s right to deduct any such expenses in accordance herewith) and, following each CVR Payment Date, promptly pay the CVR Payment Amount to each of the Holders entitled to receive such CVR Payment Amount by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the CVR Payment Date.

(d)         Any portion of the CVR Payment Amount that remains undistributed to a Holder twelve (12) months after the delivery of the applicable CVR Payment Notice will, upon demand, be delivered by the Rights Agent to Parent or Purchaser, and any Holder will thereafter look only to Parent and Purchaser for payment of the CVR Payment Amount, without interest, but such Holder will have no greater rights against Parent and Purchaser than those accorded to general unsecured creditors of Parent and Purchaser under applicable Law.

(e)         None of Parent, any of its Affiliates (including Purchaser) or the Rights Agent will be liable to any Person in respect of the CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Parent’s, any of its Affiliates’ and/or the Rights Agent’s commercially reasonable efforts to deliver the CVR Payment Amount to the applicable Holder, the CVR Payment Amount has not been paid within two years after the applicable CVR Payment Date (or immediately prior to an earlier date on which the CVR Payment Amount would otherwise escheat to or become the property of any Governmental Entity), the CVR Payment Amount will, to the extent permitted by applicable Law, become the property of Parent or Purchaser, free and clear of all claims or interest of any Person previously entitled thereto. If the CVR Payment Amount does not become the property of the Parent in accordance with applicable Law, upon transfer by the Rights Agent, such Holder will thereafter look only to the Parent for payment of the CVR Payment Amount, without interest, and the Parent will be responsible for escheatment to the applicable Governmental Body. The Rights Agent will not be responsible for escheatment of abandoned property except in the case that the Parent is unable to provide the Rights Agent with the applicable instructions to transfer such property to the Parent before the CVR Payment would escheat to the applicable Governmental Body. In such case, the Rights Agent will be required to escheat the funds to the State immediately. In addition to and not in limitation of any other indemnity obligation herein, Parent and Purchaser agree to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with returning such property to Parent or Purchaser.

Section 2.5          Tax Matters.

(a)         Except to the extent any portion of the CVR Payment Amount is required to be treated as imputed interest pursuant to applicable Law, Parent, Purchaser and the CVR Committee intend that, for income tax purposes, (i) the CVRs received in respect of Common Shares (which for avoidance of doubt does not include the Equity Award CVRs) will be treated as additional consideration paid with respect to such Common Shares in connection with the Arrangement, and any subsequent CVR Payment Amount received in respect of such CVRs will be treated as an amount realized on the disposition or partial disposition of such CVRs (ii) any CVR Payment Amount paid in respect of any Equity Award CVR held by a Person subject to U.S. federal income taxation will be treated as compensation in the year in which the CVR Payment Amount is made (and not upon the receipt of such CVR), and (iii) the Equity Award CVRs received by a Person subject to Canadian federal income taxation will be treated as additional compensation for the disposition of the Options or Warrants, as applicable pursuant to the Arrangement, and any subsequent CVR Payment Amount received in respect of such Equity Award CVRs will be treated as an amount realized on the disposition or partial disposition of such Equity Award CVRs. Parent and Purchaser shall file all Canadian federal, and provincial Tax Returns in a manner consistent with clauses (i), (ii) and (iii), unless otherwise required by applicable Laws.

(b)         Parent and its Affiliates (including Purchaser) and the Rights Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from each CVR Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Law. With respect to Holders who received Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through the payroll system or any successor payroll system of Parent or any of its Affiliates, including the Company. Parent, any of its Affiliates or the Rights Agent, as applicable, shall promptly and timely remit, or cause to be remitted, any amounts deducted and withheld in respect of Taxes to the appropriate Governmental Entity. To the extent any amounts are so deducted, withheld and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(c)         Parent may provide each recipient of an Equity Award CVR with a notice or award agreement setting forth the terms and condition of the Holder’s entitlement to payments under such Equity Award CVR in accordance with the terms of this Agreement. The Rights Agent makes no representations or warranties with respect to Tax treatment of the CVRs. None of the services provided by the Rights Agent or its Affiliates hereunder are intended to provide legal, tax or financial advice.

Section 2.6          No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.

(a)         The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)         The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation party to the Arrangement or any of their respective Affiliates. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent.

(c)         Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of Parent or any of its Subsidiaries either at law or in equity. The rights of any Holder and the obligations of Parent and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(d)         Each Holder, by virtue of the approval of the Arrangement and this Agreement by the Initial Holders and/or the receipt of any consideration in connection with the Arrangement, and without any further action of any of the Holders or the Company, acknowledges and agrees to the appointment and authority of the CVR Committee to act on behalf and for the benefit of such Holder and all Holders as set forth in this Agreement, which shall include the power and authority of the CVR Committee to take or refrain the Company from taking the actions specified herein and any other actions relating to the subject matter of this Agreement as determined by the CVR Committee. Notwithstanding the foregoing or anything else herein, the CVR Committee shall have no obligation to act on behalf of the Holders except as expressly provided herein, and for purposes of clarity, there are no obligations of the CVR Committee in any ancillary agreement, schedule, exhibit or disclosure schedule. The powers, immunities and rights to indemnification granted to the CVR Committee Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Holder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Holder of the whole or any fraction of his, her or its interest in the CVRs or other interest herein. Each Holder agrees that such Holder will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including the provisions relating to the authority of the CVR Committee to act on behalf of such Holder and all Holders as set forth in this Agreement. The CVR Committee shall be entitled to: (A) rely upon the CVR Register and associated list of Holders, (B) rely upon any signature reasonably believed by it to be genuine and (C) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Holder or other party.

(e)         None of Parent or any of its Affiliates, or their respective boards of directors and officers or the CVR Committee will be deemed to have any fiduciary or similar duties or any implied duties to Purchaser, the Company, any Holder by virtue of this Agreement. All actions taken by the CVR Committee under this Agreement shall be binding upon each Holder and such Holder’s successors as if expressly confirmed and ratified in writing by such Holder, and all defenses which may be available to any Holder to contest, negate or disaffirm the action of the CVR Committee taken in good faith under this Agreement are waived.

(f)          It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Parent’s or the Company’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. The parties acknowledge that it is possible that there will not be any CVR Proceeds. It is further acknowledged and agreed that the parties hereto intend solely that the express provisions of this Agreement will govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that Section 2.6(e) and this Section 2.6(f) are essential and material terms of this Agreement.

Section 2.7          Ability to Renounce or Abandon CVR. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted CVR Transfer may, at any time, at such Holder’s option, agree to renounce, in whole or in part, its rights under this Agreement and abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Purchaser or Parent without consideration therefor, effected by written notice to the Rights Agent, the CVR Committee and Parent, which renouncement and abandonment notice, if given, shall be irrevocable. Nothing in this Agreement shall prohibit Parent or any of its Affiliates (including Purchaser) from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates (including Purchaser) shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and ARTICLE VI and Section 6.3 hereunder. Any attempted transfer, renouncement or abandonment of CVRs, in whole or in part, in violation of this Section 2.7 shall be void ab initio and of no effect.

ARTICLE III
THE RIGHTS AGENT

Section 3.1          Certain Duties and Responsibilities. The provisions of this Article III shall survive the termination of this Agreement, the exercise or expiration of the CVRs and the resignation, replacement or removal of the Rights Agent, and the exercise, termination and expiration of the CVRs. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its bad faith, gross negligence, fraud or willful misconduct (in each case as determined by a court of competent jurisdiction).         IN NO EVENT WILL THE RIGHTS AGENT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING LOST PROFITS, DAMAGE TO REPUTATION OR LOST SAVINGS), EVEN IF FORESEEABLE AND EVEN IF RIGHTS AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 3.2          Certain Rights of Rights Agent. The Rights Agent undertakes to perform only the duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition, Parent, Purchaser and the CVR Committee (on behalf of the Holders) each agree that the Rights Agent shall have the following rights:

(a)         the Rights Agent may rely on and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, power of attorney, endorsement, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed, executed and, where necessary, verified or acknowledged or presented by the proper party or parties and, furthermore, the Rights Agent shall not be deemed to have any knowledge of any event of which it was to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice in writing;

(b)         the Rights Agent may rely on and shall be held harmless by Parent in acting upon written (including electronically transmitted) or oral instructions from Parent, Purchaser, the CVR Committee or any Holder with respect to any matter relating to its acting as Rights Agent;

(c)         whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and (ii) the Rights Agent shall, in the absence of bad faith, gross negligence, fraud or willful misconduct on its part (in each case as determined by a court of competent jurisdiction), incur no liability and be held harmless by Parent for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(d)         the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will, in the absence of bad faith, gross negligence, fraud or willful misconduct (in each case as determined by a court of competent jurisdiction), provide full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(e)         the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(f)          the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the CVR Proceeds;

(g)         the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(h)         the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(i)         the Rights Agent shall not be required to perform any action if such action would cause the Rights Agent to violate any applicable Law or Order;

(j)         the Rights Agent shall not assume any obligations or relationship of agency or trust with the CVR Committee or any Holder;

(k)         Parent agrees to indemnify the Rights Agent and its affiliates, and its and their respective employees, officers, directors, representatives and advisors for, and hold the such Persons harmless against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) incurred or suffered by such Persons arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable, documented and necessary out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement or enforcing its rights hereunder, unless such Loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith, fraud or willful misconduct; provided, that this Section 3.2(i) shall not apply with respect to income, receipt, franchise or similar Taxes;

(l)         Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof and (ii) to reimburse the Rights Agent for all reasonable, documented and necessary out-of-pocket expenses paid or incurred by the Rights Agent in connection with the administration by the Rights Agent of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt any income, receipt, franchise or similar) and governmental charges except that Parent will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b), Section 2.4(c), Section 2.4(d) or Section 3.2, if Parent is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit;

(m)         to the extent the Parent is not also a party to any action, proceeding, suit or claim against the Rights Agent concerning this Agreement or the performance by the Rights Agent of its duties hereunder, the Rights Agent shall notify the Parent in accordance with Section 6.1 of the assertion of such action, proceeding, suit or claim against the Rights Agent as promptly as practicable after the Rights Agent has actual notice of such assertion of an action, proceeding, suit or claim or have been served with the summons or other first legal process giving information as to the nature and basis of the action, proceeding, suit or claim; provided, that the failure to provide such notice promptly shall not affect the rights of the Rights Agent hereunder, except to the extent a court of competent jurisdiction determines that such failure actually prejudiced Parent. Parent shall be entitled to participate at its own expense in the defense of any such action, proceeding, suit or claim. The Rights Agent agrees not to settle any litigation in connection with any action, proceeding, suit or claim with respect to which it may seek indemnification from the Parent without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed; and

(n)         no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 3.3          Resignation and Removal; Appointment of Successor.

(a)         The Rights Agent may resign at any time by giving written notice thereof to Parent (with a copy to the CVR Committee) specifying a date when such resignation will take effect, which notice will be sent at least 60 days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. The CVR Committee shall have the right to remove the Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.5. Notice of such removal will be given by the CVR Committee to Rights Agent (with a copy to Parent), which notice will be sent at least 60 days prior to the date so specified.

(b)         If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent and the CVR Committee, acting in concert, will, as soon as is reasonably possible, appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.5, become the successor Rights Agent. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of 60 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the Acting Holders may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.5, become the successor Rights Agent.

(c)         Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within 10 Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.5, the successor Rights Agent will cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 3.4          Transition Support. As long as all undisputed fees and charges that are due and payable to the Rights Agent for the Rights Agent’s services performed under this Agreement have been paid, the Rights Agent will cooperate with Parent, the CVR Committee and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including transferring the CVR Register to the successor Rights Agent. The Rights Agent shall be entitled to reimbursement by Parent for costs and expenses related to such transition services.

Section 3.5          Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the retiring Rights Agent.

ARTICLE IV
COVENANTS

Section 4.1         List of Holders. Parent will furnish or cause to be furnished to the Rights Agent (with a copy to the CVR Committee) in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for Parent), the names, email addresses and addresses of the Holders of such securities within 30 days of the Closing Date.

Section 4.2          Payment of CVR Payment Amounts. Purchaser shall (and Parent shall cause Purchaser to), promptly following determination of Final Company Net Cash or the final and non-appealable resolution of any Company Litigation or Potential Contingent Claim Liability in respect of which CVR Proceeds are payable to Holders hereunder, in each case, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the CVR Payment Amount to each Holder.

Section 4.3          Discretion and Decision-Making Authority. Notwithstanding anything herein to the contrary, but subject to Parent’s obligations as set forth herein, Parent and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products), and subject to its compliance with the terms of this Agreement, Parent and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Parent and its Affiliates and its and their stockholders, rather than the interest of the Holders.

Section 4.4          Audit Right. Parent agrees to maintain, for at least six (6) months after the applicable CVR Payment Date, all books and records relevant to the calculation of such CVR Payment Amount, Company Litigation Expenses and Potential Contingent Claim Liability Expenses. Subject to reasonable advance written notice from the CVR Committee and prior execution and delivery by it and an independent accounting firm chosen by the CVR Committee (the “Accountant”) of a reasonable and customary confidentiality/nonuse agreement, Parent shall permit the CVR Committee and the Accountant, acting as agent of the CVR Committee (on behalf of the Holders), to have access during normal business hours to the books and records of Parent and Purchaser, and to the personnel of and advisors to (but on no more than two (2) occasions) Parent and Purchaser, as may be reasonably necessary to audit the calculation of such CVR Payment Amount, Company Litigation Expenses and Potential Contingent Claim Liability Expenses.

Section 4.5          Assignments. Parent shall not, in whole or in part, assign any of its obligations under this Agreement other than in accordance with the terms of Section 6.3.

Section 4.6          Additional Covenants.

(a)         In the event that Purchaser desires to consummate or becomes subject to a Change of Control prior to the Expiration Date, Purchaser or its successor, as applicable depending upon the structure of the Change of Control, will cause the Person acquiring Purchaser to assume Purchaser’s or its successor’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under this Agreement. No later than five Business Days after to the consummation of any Change of Control, Purchaser will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control complies with this Section 4.6(a) and that all conditions precedent herein relating to such transaction have been complied with.

(b)         Subject to Section 4.6(c) below, the CVR Committee shall control the defense of any Company Litigation and Potential Contingent Claim Liability in its absolute and sole discretion, including full discretion to compromise, discharge and/or settle any Company Litigation and Potential Contingent Claim Liability with counsel selected by the CVR Committee and reasonably acceptable to Parent.

(c)           Any named individual defendant in any Company Litigation or Potential Contingent Claim Liability will continue undertaking the defense of any Company Litigation or Potential Contingent Claim Liability, respectively, with counsel of their own choosing (collectively with the Company, the “Defendants”). Purchaser may (at its own expense) select counsel of its choosing to act as co-counsel (but not lead counsel) on behalf of the Company for purposes of participating in the defense of any Company Litigation or Potential Contingent Claim Liability. The CVR Committee shall reasonably consult and cooperate with the co-counsel of Purchaser’s choosing and consider in good faith suggestions concerning the decisions and determinations with respect to any Company Litigation or Potential Contingent Claim Liability. Following the Closing, Purchaser will cause the Company to vigorously and diligently to defend any Company Litigation and Potential Contingent Claim Liability as directed by the CVR Committee. Purchaser will cause the Company to cooperate with the CVR Committee in order to defend any Company Litigation and Potential Contingent Claim Liability at the CVR Committee’s direction, including, without limitation, providing access to all requested documentation and records and making officers and employees and representatives of the Company reasonably available to the CVR Committee and its counsel for such purpose. In the event Company Litigation Expenses exceed $3,800,000 such that there shall be no Company Litigation Proceeds payable hereunder, Purchaser may undertake and have the sole discretion and authority with respect to, the defense and settlement of any Company Litigation on behalf of the Company with counsel selected by Purchaser; provided, however, that the CVR Committee may, at its sole expense, select counsel of its choosing to act as co-counsel (but not lead counsel) on behalf of the Company for purposes of participating in the defense of any Company Litigation. In the event Potential Contingent Claim Liability Expenses exceed $3,500,000 such that there shall be no Potential Contingent Claim Liability Proceeds payable hereunder, Purchaser may undertake and have the sole discretion and authority with respect to, the defense and settlement of any Potential Contingent Claim Liability on behalf of the Company with counsel selected by Purchaser; provided, however, that the CVR Committee may, at its sole expense, select counsel of its choosing to act as co-counsel (but not lead counsel) on behalf of the Company for purposes of participating in the defense of any Potential Contingent Claim Liability. Purchaser’s counsel shall reasonably consult and cooperate with the co-counsel of the CVR Committee’s choosing and consider in good faith suggestions concerning the decisions and determinations with respect to any Company Litigation or Potential Contingent Claim Liability.

(d)           Neither the CVR Committee nor its members, managers, directors, officers, contractors, agents and employees (collectively, the “CVR Committee Group”), shall be liable to any Holder for any action or failure to act in connection with the acceptance or administration of the CVR Committee’s responsibilities hereunder, unless and only to the extent such action or failure to act constitutes bad faith, gross negligence, fraud or willful misconduct. Each of the Company, on behalf of itself and its Affiliates, and Parent, on behalf of itself and its Affiliates, hereby agrees that the CVR Committee Group shall not have any liability or obligations to the Company, Parent or any of their respective Affiliates relating to this Agreement or any of the transactions contemplated hereby. Each of the Company and Purchaser, on behalf of itself and its Affiliates, and Parent, on behalf of itself and its Affiliates, hereby waives any and all claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against the CVR Committee and all members of the CVR Committee Group arising out of or in connection with the acceptance or administration of its or their duties hereunder. The Parent shall indemnify, defend and hold harmless the CVR Committee and all members of the CVR Committee Group from and against any and all losses, claims, damages, liabilities, fees, costs, reasonable and documented expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines, amounts paid in settlement (collectively, the “CVR Committee Expenses”) arising out of or in connection with the acceptance or administration of its duties hereunder. Such CVR Committee Expenses are for the account of the Company and may be recovered promptly from either the Company, Purchaser or the Parent and will increase the Company Litigation Expenses; provided that, any CVR Committee Expenses in excess of $50,000 shall be accrued and paid promptly following the applicable CVR Payment Date. These immunities and rights to indemnification shall survive the resignation or removal of any or all members of the CVR Committee Group or any termination of this Agreement. The Holders acknowledge that the CVR Committee and CVR Committee Group shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby. The powers, immunities and rights to indemnification granted to the CVR Committee and the CVR Committee Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Holder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Holder of the whole or any fraction of his, her or its interest in the CVR Proceeds.

ARTICLE V
AMENDMENTS

Section 5.1             Amendments without Consent of Holders.

(a)            Without the consent of any Holders, the CVR Committee, Parent, Purchaser and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)         to evidence the succession of another Person to Parent or Purchaser and the assumption by any such successor of the covenants of Parent or Purchaser herein as provided in Section 6.3;

(ii)         to add to the covenants of Parent and Purchaser such further covenants, restrictions, conditions or provisions as the CVR Committee, Parent, Purchaser and the Rights Agent will consider to be for the protection of the Holders; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)         to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)         as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities laws outside of the United States; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

(v)         as may be necessary or appropriate to ensure that the Company, Parent or Purchaser complies with applicable Law;

(vi)         to evidence the succession of another Person as a successor Rights Agent or the CVR Committee and the assumption by any such successor of the covenants and obligations of the Rights Agent or the CVR Committee, as applicable, herein in accordance with Section 3.3 and Section 3.4; or

(vii)         any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)           Without the consent of any Holders, Parent and Purchaser, the Rights Agent, in its sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce and abandon such Holder’s rights under this Agreement in accordance with Section 2.6(d).

(c)           Promptly after the execution by the CVR Committee, Parent, Purchaser and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail at Parent’s sole cost and expense) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2             Amendments with Consent of Holders.

(a)           Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, the CVR Committee, Parent, Purchaser and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interests of the Holders.

(b)           Promptly after the execution by Parent, Purchaser, the CVR Committee, and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail at Parent’s sole cost and expense) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3             Execution of Amendments. In executing any amendment permitted by this ARTICLE V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4             Effect of Amendments. Upon the execution of any amendment under this ARTICLE V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Notwithstanding anything in this Agreement to the contrary, the Rights Agent and the CVR Committee shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement or, with respect to the CVR Committee, the rights, duties, obligations or immunities of the Holders under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by Parent, Rights Agent and the CVR Committee.

ARTICLE VI
OTHER PROVISIONS OF GENERAL APPLICATION.

Section 6.1             Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in Person, or by overnight courier, or three Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), provided that with respect to notices delivered to the CVR Committee, such notices must be delivered solely by email, as follows:

(a)	If to the Rights Agent, to it at:

Broadridge Corporate Issuer Solutions, LLC
Attn: BCIS IWS
51 Mercedes Way
Edgewood, NY 11717
Email: legalnotices@Broadridge.com; BCISCAManagement@Broadridge.com;

BCISERM@Broadridge.com

With a copy (which shall not constitute notice) to:

Broadridge Financial Solutions, Inc.
2 Gateway Center
Newark, New Jersey 07102
Attention: General Counsel
Email: legalnotices@Broadridge.com; BCISCAManagement@Broadridge.com;

BCISERM@Broadridge.com

If to a Holder or any or all Holders or the CVR Committee, to it at:

[●]
Attention: [●]
Email: [●]

With a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

1133 Melville St., Suite 3500

Vancouver, BC V6E 4E5

Attention: Joseph Garcia
Email: joseph.garcia@blakes.com

(b)	If to Parent or Purchaser, to Parent:

XenoTherapeutics, Inc.
923 Elm Street #72
Manchester, NH 03101
Attention: Jon Adkins
Email: jon.adkins@xenofoundation.org

Any party may specify a different address by giving notice in accordance with this Section 6.1.

Section 6.2         Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3         Successors and Assigns. Parent and Purchaser may assign any or all of its rights, interests and obligations hereunder in its sole discretion and without the consent of any other party, (i) to any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, (ii) in compliance with Section 4.6(a), or (iii) otherwise with the prior written consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed), any other Person (any permitted assignee under clauses (i), (ii), or (iii), an “Assignee”), in each case provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent or Purchaser pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (i) above in this Section 6.3 and clause (ii) above in this Section 6.3, each of Parent or Purchaser, as applicable, (and the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent or Purchaser, as applicable, hereunder with such Assignee substituted for Parent or Purchaser, as applicable, under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of Parent’s successors and each Assignee and each of Purchaser’s successors and each Assignee, as applicable. Subject to compliance with the requirements set forth in this Section 6.3 relating to assignments, this Agreement shall not restrict Parent’s, Purchaser’s any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue or dispose of its stock or other equity interests or assets to, any other Person. Each of Parent’s successors and Assignees and each of Purchaser’s successors and Assignees, as applicable, shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent (with a copy to the CVR Committee), the due and punctual payment of the aggregate CVR Proceeds and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent or Purchaser, as applicable. The Rights Agent may not assign this Agreement without the CVR Committee’s written consent, except to an Affiliate of the Rights Agent in connection with a corporate restructuring or to a successor Rights Agent in accordance with the terms of this Agreement. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4         Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, the CVR Committee, Parent, Parent’s successors and Assignees, Purchaser, Purchaser’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted CVR Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted CVR Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary herein, the CVR Committee shall not commence any action under this Agreement on behalf of or to enforce the rights of the Holders except at the direction of and with the prior written consent of the Acting Holders. Except for the rights of the Rights Agent and the CVR Committee set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. Reasonable expenditures incurred by such Holders in connection with any enforcement action hereunder may be deducted from any damages or settlement obtained prior to the distribution of any remainder to Holders generally. Holders acting pursuant to this provision on behalf of all Holders shall have no liability to the other Holders for such actions. The CVR Committee and all Holders (including the Acting Holders) must enforce any such legal or equitable rights, remedies or claims under this Agreement against Parent and Purchaser and not against the Rights Agent.

Section 6.5         Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b)       Each of the parties hereto (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.1. Subject to and without limiting the terms of the BCA, each of the parties irrevocably and unconditionally: (A) agrees not to commence any such action or proceeding except in the Delaware Courts; (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts; (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts; and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts.

(c)        EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.5(C).

Section 6.6         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

Section 6.7         Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

Section 6.8         Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent or Purchaser to the Rights Agent or the CVR Committee), and no payments will be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register of all CVR Payment Amounts (if any) required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by Parent, Purchaser and the Acting Holders, or (c) the Expiration Date. For the avoidance of doubt and notwithstanding anything to the contrary, nothing herein shall terminate or otherwise negatively affect any of the rights or remedies of the CVR Committee Group with respect to the Holders pursuant to this Agreement or otherwise. Upon termination of this Agreement pursuant to this Section 6.8, all CVRs issued shall be automatically cancelled and forfeited by the Holders without any consideration or payment therefor.

Section 6.9         Entire Agreement. This Agreement and the BCA (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersede all prior agreements, written or oral, among the parties with respect hereto and thereto.

Section 6.10       Confidentiality. The Rights Agent, CVR Committee and Parent agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information and any information required to be provided pursuant to this Agreement, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule (collectively “Confidential Information”) shall remain confidential, and shall not be voluntarily disclosed to any other Person (provided, however, that the Rights Agent, the CVR Committee or Parent may disclose relevant aspects of the other party’s Confidential Information to its officers, Affiliates, agents, subcontractors, employees and representatives to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable Law and, for the avoidance of doubt, the CVR Committee may disclose Confidential Information to the CVR Committee Group), except as may be required by a valid order of an arbitration panel, court or Governmental Entity of competent jurisdiction or is otherwise required by Law or regulation, including SEC or Nasdaq rules and regulations, or pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions). “Confidential Information” does not include information that is (a) already known to the other party or its Affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure to act of the other party in breach of this Section 6.10; (c) subsequently disclosed to the other party or its Affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

Section 6.11       Legal Holiday. In the event that the CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

Section 6.12       Obligations of Parent. Parent shall ensure that Purchaser, and Purchaser shall ensure that Parent, duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to such party under this Agreement, and Parent shall be jointly and severally liable with Purchaser for the performance and satisfaction of each of said covenants, obligations and liabilities.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

XENOTHERAPEUTICS, INC.

By
Name
Title

[Signature Page to Contingent Value Rights Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

XENO ACQUISITION CORP.

By
Name
Title

[Signature Page to Contingent Value Rights Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC

By
Name
Title

[Signature Page to Contingent Value Rights Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the day and year first above written.

[●], solely in [his/her] capacity as a member of the CVR Committee

By
Name
Title

[●], solely in [his/her] capacity as a member of the CVR Committee

By
Name
Title

[●], solely in [his/her] capacity as a member of the CVR Committee

By
Name
Title

[Signature Page to Contingent Value Rights Agreement]